Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2015

BOISE, Idaho, January 6, 2015 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2015, which ended December 4, 2014. Revenues for the first quarter of fiscal 2015 were $4.57 billion and were 8 percent higher compared to the fourth quarter of fiscal 2014 and 13 percent higher compared to the first quarter of fiscal 2014. Cash flows from operations were $1.59 billion for the first quarter of fiscal 2015.
"Micron's execution and continued favorable market conditions led to a strong first quarter with record revenues and operating cash flows," said CEO Mark Durcan.

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the first quarter of fiscal 2015 was $1.00 billion, or $0.84 per diluted share, compared to net income of $1.15 billion, or $0.96 per diluted share, for the fourth quarter of fiscal 2014 and net income of $358 million, or $0.30 per diluted share, for the first quarter of fiscal 2014. The fourth quarter of fiscal 2014 included gains aggregating approximately $400 million from increases in deferred tax assets of Micron Memory Japan and Micron Memory Taiwan, the sale of the company's interest in Aptina and Inotera's issuance of shares.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the first quarter of fiscal 2015 was $1.14 billion, or $0.97 per diluted share, compared to net income of $961 million, or $0.82 per diluted share, for the fourth quarter of fiscal 2014. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

The company’s overall consolidated gross margin of 36 percent for the first quarter of fiscal 2015 was up from 33 percent for the fourth quarter of fiscal 2014.

Investments in capital expenditures were $669 million for the first quarter of fiscal 2015. The company ended the first quarter of fiscal 2015 with cash and marketable investments of $5.31 billion.

The company will host a conference call Tuesday, January 6, 2015 at 2:30 p.m. MT to discuss its financial results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until January 6, 2016. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: ID: 48295415) beginning at 5:30 p.m. MT, Tuesday, January 6, 2015 and continuing until 5:30 p.m. MT, Tuesday, January 13, 2015. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies – including DRAM, NAND and NOR Flash – is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec 4, 2014	Aug 28, 2014	Nov 28, 2013
Net sales	$4,573	$4,227	$4,042
Cost of goods sold	2,935	2,842	2,761
Gross margin	1,638	1,385	1,281
Selling, general and administrative	193	180	176
Research and development	376	358	320
Other operating (income) expense, net (1)	(16)	19	234
Operating income	1,085	828	551
Interest income (expense), net	(83)	(81)	(96)
Other non-operating income (expense), net (2)	(49)	198	(80)
Income tax (provision) benefit (3)	(75)	87	(80)
Equity in net income of equity method investees	124	119	86
Net (income) loss attributable to noncontrolling interests	1	(1)	(23)
Net income attributable to Micron	$1,003	$1,150	$358

Earnings per share:
Basic	$0.94	$1.08	$0.34
Diluted	0.84	0.96	0.30

Number of shares used in per share calculations:
Basic	1,070	1,068	1,046
Diluted	1,195	1,203	1,196

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	Dec 4, 2014	Aug 28, 2014
Cash and short-term investments	$4,230	$4,534
Receivables	2,663	2,906
Inventories	2,448	2,455
Total current assets	9,672	10,245
Long-term marketable investments	1,077	819
Property, plant and equipment, net	9,132	8,682
Total assets	22,542	22,498

Accounts payable and accrued expenses	2,965	2,864
Current debt (2)	1,168	1,638
Total current liabilities	4,419	4,811
Long-term debt (2)	4,608	4,955

Total Micron shareholders' equity	11,678	10,771
Noncontrolling interests in subsidiaries	815	802
Total equity	12,493	11,573

	Three Months Ended
	Dec 4, 2014	Nov 28, 2013
Net cash provided by operating activities	$1,592	$1,507
Net cash provided by (used for) investing activities	(1,076)	(122)
Net cash provided by (used for) financing activities	(806)	(592)

Depreciation and amortization	681	541
Expenditures for property, plant and equipment	(669)	(669)
Repayments of debt	(786)	(737)
Net contributions from (distributions to/acquisitions of) noncontrolling interest	14	49

(1)
Other operating expense for the first quarter of 2014 included a charge of $233 million to accrue a liability in connection with the company's settlement of all pending litigation with Rambus, Inc., including all antitrust and patent matters. The amount accrued represented the discounted value of amounts due under the arrangement.

(2)	Other non-operating income (expense) consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec 4, 2014	Aug 28, 2014	Nov 28, 2013
Loss on restructure of debt	$(30)	$(13)	$(75)
Gain (loss) from changes in currency exchange rates	(21)	(3)	(6)
Gain from disposition of shares in Aptina	1	119	—
Gain from Inotera issuance of shares	—	93	—
Other	1	2	1
	$(49)	$198	$(80)

In the first quarter of fiscal 2015, the company continued to restructure its debt, resulting in aggregate losses of $30 million. The debt restructure transactions included settlements of conversions of the company's 2031B Notes for $389 million in cash; repurchases of $36 million principal amount the company's 2032 series notes in privately-negotiated transactions for $125 million; and the repayment of a $121 million note prior to its scheduled maturity. In the fourth and first quarters of fiscal 2014, the company recognized losses of $13 million and $75 million, respectively, from transactions to restructure its debt, including conversions, settlements, repurchases and exchange transactions.

The company previously held an equity interest in Aptina Imaging Corporation ("Aptina"), which was accounted for under the equity method. On August 15, 2014, ON Semiconductor Corporation completed its acquisition of Aptina. In connection therewith, the Company recognized a gain of $119 million in the fourth quarter of fiscal 2014 based on its diluted ownership interest in Aptina of approximately 27%.

Other non-operating income in the fourth quarter of fiscal 2014 included a gain of $93 million recognized in connection with the issuance of common shares by Inotera Memory, Inc., an equity method investment of the company, in May 2014. As a result of the issuance, the company's interest in Inotera decreased to 33% in May 2014.

(3)
Income taxes for the first quarter of fiscal 2015 and fourth quarter of fiscal 2014 included $38 million and $72 million, respectively, related to the utilization of deferred tax assets as a result of MMJ's and MMT's operations. Income taxes for the fourth quarter of fiscal 2014 also included benefits aggregating approximately $190 million resulting from increases in amounts of net deferred tax assets expected to be utilized by MMJ and MMT. Remaining taxes for fiscal 2015 and 2014 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for fiscal 2015 and 2014 was substantially offset by changes in the valuation allowance.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	1st Qtr.	4th Qtr.
	Dec 4, 2014	Aug 28, 2014
GAAP net income attributable to Micron	$1,003	$1,150
Non-GAAP adjustments:
Tessera license	—	66
Restructure and asset impairments	11	22
Amortization of debt discount and other costs	38	37
Loss on restructure of debt	30	17
(Gain) loss from changes in currency exchange rates	21	3
Gain from disposition of shares in Aptina	(1)	(119)
Gain from Inotera issuance of shares	—	(93)
Estimated tax effects of above items	(2)	(4)
Non-cash taxes from MMJ and MMT	38	(118)
Total non-GAAP adjustments	135	(189)
Non-GAAP net income attributable to Micron	$1,138	$961

Number of shares used in diluted per share calculations:
GAAP	1,195	1,203
Effect of capped calls	(27)	(27)
Non-GAAP	1,168	1,176

Diluted earnings per share:
GAAP	$0.84	$0.96
Effects of above	0.13	(0.14)
Non-GAAP	$0.97	$0.82

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Tessera license;

•	Restructure and asset impairments, including impairment of equity method investments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	Gain from disposition of shares in Aptina;

•	Gain from Inotera issuance of shares;

•	The estimated tax effects of above items; and

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of MMJ and MMT.

Non-GAAP diluted shares include the impact, based on the average share price for the quarter, of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes.